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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the inclusion in Pre-Effective Amendment No. 1 to this Registration Statement under the Securities Act of 1933 on Form N-4 (File No. 333-24657) in Part B of the Registration Statement of (i) our report dated February 23, 1996, except for the information in the second paragraph of Note 1 -- "Basis of Presentation", for which the date is February 25, 1997, on our audits of the statutory financial statements of North American Security Life Insurance Company and (ii) our report dated February 23, 1996, on our audit of the financial statements of NASL Variable Account. We also consent to the reference to our firm under the captions "Independent Auditors."


                                             /s/Coopers & Lybrand L.L.P.
                                             Coopers & Lybrand L.L.P.


Boston, Massachusetts

June 30, 1997